      As filed with the Securities and Exchange Commission on July 7, 1999
                                                    Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                           UCAR INTERNATIONAL INC.
            (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                                06-1385548
       (State or Other Jurisdiction of      (I.R.S. Employer Identification No.)
        Incorporation or Organization)

                       3102 West End Avenue, Suite 1100
                          Nashville, Tennessee 37203
                                (615) 760-8227
                   (Address of Principal Executive Offices)

                  EXECUTIVE EMPLOYEE STOCK PURCHASE PROGRAM
                           (Full Title of the Plan)

                            Peter B. Mancino, Esq.
                Vice President, General Counsel and Secretary
                           UCAR INTERNATIONAL INC.
                       3102 West End Avenue, Suite 1100
                          Nashville, Tennessee 37203
                   (Name and Address of Agent for Service)

                                (615) 760-8227
        (Telephone Number, Including Area Code, of Agent for Service)

                               ------------------

                              COPY REQUESTED TO:

                           M. Ridgway Barker, Esq.
                           Kelley Drye & Warren LLP
                              Two Stamford Plaza
                              281 Tresser Blvd.
                         Stamford, Connecticut 06901


                       CALCULATION OF REGISTRATION FEE

================================================================================
    Title of      Amount To Be     Proposed       Proposed       Amount of
   Securities      Registered      Maximum         Maximum      Registration
To Be Registered                   Offering       Aggregate         Fee
                                  Price Per       Offering
                                   Share(1)       Price(1)
================================================================================

Common Stock,        300,000        $25.06       $7,518,000       $2,090
par value $.01       shares
per share
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low trading prices for UCAR International Inc.'s Common Stock on July 2, 1999, as reported by the New York Stock Exchange.

                                 300,000 SHARES

                             UCAR INTERNATIONAL INC.

                                  COMMON STOCK
                                ($.01 par value)

      This Prospectus may be used by certain Selling Stockholders, identified in this prospectus, for the offer and sale of up to 300,000 shares of our Common Stock.

      The Shares may be offered and sold from time to time by one or more of the Selling Stockholders. No Selling Stockholder is required to offer or sell any of his Shares. The Selling Stockholders anticipate that, if and when offered and sold, the Shares will be offered and sold in transactions effected on the New York Stock Exchange (NYSE) at then prevailing market prices. The Selling Stockholders reserve the right, however, to offer and sell the Shares on any other national securities exchange on which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated. All offers and sales made on the NYSE or any other national securities exchange or in the over-the-counter market will be made through or to licensed or registered brokers and dealers.

      All proceeds from the sale of the Shares will be paid directly to the Selling Stockholders and will not be deposited in an escrow, trust or other similar arrangement. We will not receive any proceeds from the offer and sale of these shares of Common Stock by the Selling Stockholders. We will bear all of the expenses in connection with the registration of these Shares, including legal and accounting fees. No discounts, commissions or other compensation will be allowed or paid by the Selling Stockholders or us in connection with the offer and sale of these shares of Common Stock, except that usual and customary brokers' commissions or dealers' discounts may be paid or allowed by the Selling Stockholders.

      Our corporation was formed under the laws of the State of Delaware on November 24, 1993. Our corporate offices are located at 3102 West End Avenue, Suite 1100, Nashville, Tennessee 37203, and our telephone number is (615) 760-8227.

      Our Common Stock is traded on the NYSE under the symbol "UCR." On July 2, 1999 the closing sale price of the Common Stock, as reported by the NYSE, was $25.13 a share.

                               ------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is July 7, 1999.

      No broker, dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any of the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation in such jurisdiction.


                            AVAILABLE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (Commission). You may read and copy any of the information on file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1300, Chicago, Illinois 60661-2511. Copies of the filed documents can be obtained by mail from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web Site is http://www.sec.gov.

      This Prospectus constitutes a part of a Registration Statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") that we filed with the Commission under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement. Certain parts of the Registration Statement are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and exhibits thereto for further information. Exhibits to the Registration Statement that are omitted from this Prospectus may also be obtained at the Commission's Web Site described above. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and readers are referred to the copy so filed for more detailed information, each such statement being qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered are sold.

      1. Our Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 10-K"), as filed with the Commission on March 26, 1999;

      2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as filed with the Commission on May 14, 1999;

      3. The portions of the Proxy Statement for our 1999 Annual Meeting that have been incorporated by reference into the 1998 10-K;

      4. The description of the Common Stock, contained in our Registration Statement on Form 8-A (File No. 1-13888) dated July 28, 1995 and filed with the Commission under Section 12 of the Exchange Act including any amendments or reports filed for the purpose of updating such description; and

      5. The description of the Rights, contained in our Registration Statement on Form 8-A (File No. 1-13888) dated September 10, 1998 and filed with the Commission under Section 12 of the Exchange Act including any amendments or reports filed for the purpose of updating such description.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      You can request, and we will send to you without charge, copies of documents that are incorporated by reference in this Prospectus but which are not delivered to you (other than exhibits to such documents which are not specifically incorporated by reference). You may request these copies by writing or telephoning the Company at: UCAR International Inc., 3102 West End Avenue, Suite 1100, Nashville, Tennessee 37203, (615) 760-8227.

      You should rely on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.


                  RISKS REGARDING FORWARD-LOOKING STATEMENTS

      This Registration Statement contains forward-looking statements. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the Commission pursuant to the Commission's rules, we have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include the possibility of the occurrence of unanticipated events or circumstances relating to pending antitrust investigations or investigations or lawsuits relating to the same subject matter of these pending investigations or lawsuits, the occurrence of unanticipated events or circumstances relating to businesses acquired within the past several years, the occurrence of unanticipated events or circumstances relating to capacity in the industry, strategic plans or divestiture, joint venture, operating, capital, global integration or other projects, changes in currency exchange rates, changes in economic or competitive conditions, technological developments, and other risks and uncertainties, including those described in this Registration Statement.


                                 THE COMPANY

      Our business was founded in 1886 by National Carbon Company. In 1917, National Carbon Company, along with Union Carbide Company and three other companies, combined to form a new corporation named Union Carbide and Carbon Company, now known as Union Carbide Corporation ("Union Carbide"). National Carbon Company became the Carbon Products Division of Union Carbide. In January 1989, Union Carbide realigned each of its worldwide businesses into separate subsidiaries. As part of the realignment, the business of the Carbon Products Division was separated from Union Carbide's other businesses and became owned by UCAR and its subsidiaries, which were then wholly owned by Union Carbide. In February 1991, Union Carbide sold to Mitsubishi Corporation ("Mitsubishi") 50% of the common equity of UCAR and its subsidiaries.

      In January 1995, we consummated a leveraged recapitalization (the "Recapitalization") pursuant to an agreement among Union Carbide, Mitsubishi, UCAR and a corporation affiliated with Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates (collectively, "Blackstone"). Pursuant to the Recapitalization:

 .     UCAR issued common stock representing approximately 75% of the then outstanding common stock to Blackstone, an affiliate of Chase Manhattan Bank and certain members of management for $203 million.

 .     UCAR Global Enterprises Inc., a direct wholly-owned subsidiary of UCAR
      ("Global") and certain of its foreign subsidiaries borrowed $585 million under senior secured bank credit facilities arranged through Chase Manhattan Bank.

 .     Global issued $375 million of Subordinated Notes.

 .     We repaid approximately $250 million of then existing indebtedness.

 .     UCAR repurchased and cancelled all of the common equity then held by
      Mitsubishi for $406 million.

 .     UCAR paid to Union Carbide a cash dividend of $347 million on the common equity then held by Union Carbide, which common equity represented approximately 25% of the then outstanding common stock.

 .     Certain members of management received restricted stock matching a portion of the common stock purchased by them and options to purchase up to an aggregate of 12% of the then outstanding common stock on a fully diluted basis, subject to certain vesting requirements.

      In connection with the Recapitalization, we transferred all of our operating subsidiaries to Global or subsidiaries of Global. UCAR currently holds no material assets other than common stock of Global and intercompany debt owed to it.

      In August 1995, UCAR completed an initial public offering of common stock. In connection with the offering, UCAR sold common stock representing 22% of the common stock outstanding immediately after the offering for net proceeds of $227 million and Union Carbide sold all of the common stock then owned by it. UCAR used net proceeds from the offering to contribute to Global an amount sufficient to redeem $175 million aggregate principal amount of Subordinated Notes at a redemption price equal to 110% of the aggregate principal amount redeemed, plus accrued interest of $4 million. We used the balance of the net proceeds for general corporate purposes and to reduce other outstanding indebtedness.

      In October 1995, we refinanced the bank credit facilities obtained in connection with the Recapitalization with the Senior Bank Facilities at more favorable interest rates and with more favorable covenants.

      In March 1996, Blackstone, an affiliate of Chase Manhattan Bank and certain members of management sold shares of common stock in a secondary public offering. After the offering, Blackstone owned approximately 20% of the then outstanding shares of common stock.

      In March 1997, the Senior Bank Facilities were amended to reduce interest rates, increase the amount available under our revolving credit facility to $250 million from $100 million and change covenants to allow more flexibility in uses of free cash flow for acquisitions, capital expenditures and restricted payments.

      In April 1997, Blackstone sold approximately 14% of the then outstanding common stock in a secondary public offering. Concurrently with the offering, we repurchased 1,300,000 shares of common stock from Blackstone for $48 million. This repurchase constituted part of a previously announced stock repurchase program. After the offering and the repurchase, Blackstone ceased to be a principal stockholder of UCAR.

      In 1997, UCAR's Board of Directors authorized a program to repurchase up to $200 million of common stock at prevailing prices from time to time in the open market or otherwise depending on market conditions and other factors, without any established minimum or maximum time period or number of shares. UCAR purchased an aggregate of $92 million of common stock (including common stock repurchased from Blackstone) under this program. The last repurchase was made in 1997. We do not expect to repurchase additional common stock under this program in the near term.

      In September 1998, UCAR's Board of Directors adopted a global restructuring and rationalization plan. The plan is intended to enhance stockholder value by focusing on optimizing margins, maximizing cash flow, generating growth in earnings and strengthening competitiveness through operating and overhead cost reduction and plant rationalization. The plan is also intended, over the long term, to strengthen our position as a low cost producer supplying the steel and metals industries and, over the near term, to respond to global economic conditions that are adversely impacting our customers. We believe that, under current conditions, the plan will have a positive impact on earnings in the second half of 1999.

      In November 1998, the Senior Bank Facilities were refinanced and the indenture governing the Subordinated Notes was amended. In connection with the refinancing, we obtained additional term debt of $210 million. Following the refinancing, the covenants under the Senior Bank Facilities are more restrictive than they had been prior to the time when we recorded the $340 million charge described below. The covenants do, however, allow us to implement our global restructuring and rationalization plan. Further, the covenants do not restrict our ability to draw on our revolving credit facility unless payments and reserves with respect to the litigation matters described below exceed $400 million (adjusted for certain imputed interest expense).

      Since 1997, we have been served with subpoenas, search warrants and information requests by antitrust authorities in the United States and elsewhere in connection with investigations as to whether there has been any violation of antitrust laws by producers of graphite electrodes. In addition, antitrust class action and other civil lawsuits have been commenced against us and other producers of graphite electrodes in the United States and Canada. We recorded a charge against results of operations for 1997 in the amount of $340 million as a reserve for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. UCAR has also been named as a nominal defendant in a shareholder derivative lawsuit and is a defendant in a securities class action lawsuit, each of which is based, in part, on the subject matter of those antitrust investigations, lawsuits and claims. It is possible that antitrust investigations in other jurisdictions and additional civil antitrust lawsuits could be commenced.

      In April 1998, pursuant to a plea agreement with the Antitrust Division of the United States Department of Justice (the "DOJ"), UCAR pled guilty to a one-count charge of violating U.S. federal antitrust laws in the sale of graphite electrodes and was sentenced to pay a non-interest-bearing fine in the aggregate amount of $110 million, payable in six annual installments. In March 1999, pursuant to a plea agreement with the Canadian Competition Bureau, our Canadian subsidiary pled guilty to a one-count charge of violating Canadian antitrust laws in connection with the sale of graphite electrodes and was sentenced to pay a fine of Cdn.$11 million. The guilty pleas have made it more difficult to defend against other investigations, lawsuits and claims. Through May 7, 1999, we have settled virtually all of the actual and potential graphite electrode antitrust claims by steelmakers in the United States and Canada as well as antitrust claims by certain other steelmakers. In the aggregate, the above mentioned fines and settlements are within the amounts we used for purposes of evaluating the $340 million charge. Actual liabilities and expenses could be materially higher than such charge. We do not believe that the outcome of the shareholder derivative lawsuit will have a material adverse effect on us. The securities class action is still in its early stages and no evaluation of potential liability can yet be made.

                             SELLING STOCKHOLDERS

      This Prospectus covers offers and sales from time to time by or on behalf of each Selling Stockholder of the Shares owned by each such Selling Stockholder. The following table sets forth certain information relating to the Shares and the Selling Stockholders as of March 31, 1999. Any or all of the Shares listed may be offered for sale by the Selling Stockholders from time to time. All of the Shares were or will be issued under the UCAR International Inc. Executive Employee Stock Purchase Program. As of March 31, 1999 the Company had 45,082,530 shares of Common Stock issued and outstanding.

                          NUMBER OF     NUMBER OF
                          SHARES OF     SHARES OF
                           COMMON     COMMON STOCK      NUMBER OF    PERCENTAGE
                            STOCK     WHICH MAY BE      SHARES OF        OF
                         BENEFICIALLY  OFFERED AND    COMMON STOCK   OUTSTANDING
                         OWNED PRIOR  SOLD BY SUCH    BENEFICIALLY     SHARES
       SELLING              TO THE        SELLING      OWNED AFTER     AFTER
    STOCKHOLDER          OFFERING(a) STOCKHOLDER(a)      OFFERING     OFFERING
    -----------          ----------- --------------   ------------   -----------

John C. Arnold              57,406       11,213           46,193          *

Petrus J. Barnard          129,179       12,490          116,689          *

Luiz R. Beling              24,251       12,490           11,761          *

Thomas W. Burkett            8,288        8,161              127          *

William D. Cate            153,975       11,710          142,265          *

Corrado F. De Gasperis      14,896       12,419            2,477          *

Douglas C. Dowdle           50,494        8,616           41,878          *

Peter B. Mancino           249,519       15,257          234,262          *

Karen G. Narwold            26,848        9,394           17,454          *

Gilbert E. Playford        118,115      114,968            3,147          *

Hermanus L. Pretorius       41,587       14,190           27,397          *

Craig S. Shular             19,296       14,296            5,000          *

------------------
*     Represents holdings of less than one percent.

      (a) Includes shares not yet purchased under the Executive Employee Stock Purchase Program:

                                     NUMBER OF SHARES
           SELLING STOCKHOLDER       NOT YET PURCHASED
           -------------------       -----------------

           John C. Arnold                  1,020
           Petrus J. Barnard               1,136
           Luiz R. Beling                  1,136
           Thomas W. Burkett                 742
           William D. Cate                 1,065
           Corrado F. De Gasperis          1,129
           Douglas C. Dowdle                 784
           Peter B. Mancino                1,387
           Karen G. Narwold                  854
           Gilbert E. Playford            10,452
           Hermanus L. Pretorius           1,290
           Craig S. Shular                 1,300


      Each such Selling Stockholder has been employed by the Company in various positions during the past three years, except Messrs. De Gasperis and Playford, both of whom joined the Company in June 1998, and Mr. Shular, who joined the Company in January 1999.

                             PLAN OF DISTRIBUTION

      The Shares may be offered and sold from time to time by one or more of the Selling Stockholders. No Selling Stockholder is required to offer or sell any of his Shares. The Selling Stockholders anticipate that, if and when offered and sold, the Shares will be offered and sold in transactions effected on the New York Stock Exchange (NYSE) at then prevailing market prices. The Selling Stockholders reserve the right, however, to offer and sell the Shares on any other national securities exchange on which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated. All offers and sales made on the NYSE or any other national securities exchange or in the over-the-counter market will be made through or to licensed or registered brokers and dealers.

      All proceeds from the sale of the Shares will be paid directly to the Selling Stockholders and will not be deposited in an escrow, trust or other similar arrangement. We will not receive any proceeds from the offer and sale of these shares of Common Stock by the Selling Stockholders. We will bear all of the expenses in connection with the registration of these Shares, including legal and accounting fees. No discounts, commissions or other compensation will be allowed or paid by the Selling Stockholders or us in connection with the offer and sale of these shares of Common Stock, except that usual and customary brokers' commissions or dealers' discounts may be paid or allowed by the Selling Stockholders.


                                   EXPERTS

      The Consolidated Financial Statements of the Company for each of the years in the three year period ended December 31, 1998, which are included in UCAR's Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated by reference in this Prospectus and in the Registration Statement in which this Prospectus appears in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

      The report of KPMG LLP refers to a change in 1998 to the FIFO method of valuing certain U.S. inventory.


                                LEGAL MATTERS

      Certain legal matters in connection with the legality of the Shares have been passed upon for the Company by Kelley Drye & Warren LLP, Stamford, Connecticut.



                                  * * * * *

                                    PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Commission on March 26, 1999;

      (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as filed with the Commission on May 14, 1999;

      (c) The portions of the Proxy Statement for the Registrant's 1999 Annual Meeting that have been incorporated by reference into the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998;

      (d) The description of the Registrant's common stock, $0.01 par value (the "Common Stock") contained in the Registrant's Registration Statement on Form 8-A (Registration No. 1-13888) dated July 28, 1995 and filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description; and

      (e) The description of the Registrant's Rights contained in the Registrant's Registration Statement on Form 8-A (Registration No. 1-13888) dated September 10, 1999 and filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

      All documents and reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that the securities offered hereby have been sold, or which deregisters all such securities remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 4.       DESCRIPTION OF SECURITIES.

      Not Applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not Applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law (the "Law") provides as follows:

      (a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses with the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation of merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

      Section 102(b)(7) of the Law provides as follows:

      (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

      (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which he director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of ss.141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

      The Company maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances.

      Certain directors of the registrant may be entitled to indemnification under separate contractual arrangements.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

      These securities were sold to the Selling Stockholders in transactions not involving any public offering in the United States. Accordingly, these transactions were exempt from registration under Section 4(2) of the Securities Act.

ITEM 8.  EXHIBITS.

      The following are filed as exhibits to this Registration Statement:


      EXHIBIT NO.                         DESCRIPTION
      ----------- --------------------------------------------------------------

         4.1 UCAR International Inc. Executive Employee Stock Purchase Program (incorporated by reference to the Annual Report on Form 10-K of the Registrant for the year ended December 31,
                  1998).

         5.1 Opinion of Kelley Drye & Warren LLP regarding the legality of the Common Stock being registered.

        23.1 Consent of Kelley Drye & Warren LLP (included in their opinion filed as Exhibit 5.1).

        23.2      Consent of KPMG LLP.

          24      Powers of Attorney.



ITEM 9.  UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 7th day of July 1999.

                                  UCAR INTERNATIONAL INC.


                               By:      /s/ Craig S. Shular
                                  ----------------------------------------------
                               Name:  Craig S. Shular
                               Title: Vice President and Chief Financial Officer


      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


            SIGNATURES                         TITLE                  DATE
            ----------                         -----                  ----

               *
----------------------------------  President, Chief Executive   July 7, 1999
        Gilbert E. Playford            Officer and Director
                                       (Principal Executive
                                             Officer)

        /s/ Craig S. Shular
----------------------------------  ViceSPresident and Chief     July 7, 1999
          Craig S. Shular                Financial Officer
                                       (Principal Financial
                                             Officer)

               *
----------------------------------          Controller            July 7, 1999
      Corrado F. De Gasperis           (Principal Accounting
                                             Officer)


               *
----------------------------------           Director             July 7, 1999
         Robert D. Kennedy


               *
----------------------------------           Director             July 7, 1999
        R. Eugene Cartledge


               *
----------------------------------           Director             July 7, 1999
            Alec Flamm


               *
----------------------------------           Director             July 7, 1999
           John R. Hall

            SIGNATURES                         TITLE                  DATE
            ----------                         -----                  ----



               *
----------------------------------           Director             July 7, 1999
          Thomas Marshall


               *
----------------------------------           Director             July 7, 1999
          Michael C. Nahl


*By        /s/ Craig S. Shular
   -------------------------------
      Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT NO.                         DESCRIPTION                        PAGE NO.
-----------                         -----------                        --------

    5.1 Opinion of Kelley Drye & Warren LLP regarding the legality of the Common Stock being registered.

    23.1 Consent of Kelley Drye & Warren LLP (included in their opinion filed as Exhibit 5).

    23.2     Consent of KPMG LLP.

     24      Powers of Attorney